Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (hereinafter referred to as the “Amendment”) is dated as of January 25, 2012, by and among TGGT Holdings, LLC, a Delaware limited liability company (“Holdings”), TGG Pipeline, Ltd., a Texas limited partnership (“TGG Pipeline”) and Talco Midstream Assets, Ltd., a Texas limited partnership (“Talco; and together with Holdings and TGG Pipeline, each a “Borrower” and collectively, the “Borrowers”), TGGT GP Holdings, LLC, a Delaware limited liability company, and certain Subsidiaries of the Borrowers, as Guarantors, the lenders party hereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Unless the context otherwise requires or unless otherwise expressly defined herein, capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, Borrowers, the Guarantors, Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of January 31, 2011 (as the same may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Administrative Agent, the Lenders, Borrowers and the Guarantors desire to amend the Credit Agreement as provided herein upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrowers, the Guarantors, Administrative Agent and the Lenders hereby agree as follows:

SECTION 1. Amendments to Credit Agreement. Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 3 hereof, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Credit Agreement shall be amended in the manner provided in this Section 1.

1.1 Cover Page. The cover page to the Credit Agreement shall be and it hereby is amended and restated in its entirety in the form attached as Annex I hereto.

1.2 Amended Definitions. The following definitions in Section 1.01 of the Credit Agreement shall be and they hereby are amended and restated in their respective entireties to read as follows:

“Aggregate Commitment” means, at any time, the sum of the Commitments of all the Lenders at such time, as such amount may be reduced from time to time pursuant to Section 2.02. As of the First Amendment Effective Date, the Aggregate Commitment is $600,000,000.

“Cash Management Obligations” means, with respect to any Credit Party, any obligations of such Credit Party owed to any Lender or any Affiliate of any Lender in respect of treasury management arrangements, depositary or other cash management services, including commercial credit card and merchant card services.

First Amendment to Credit Agreement – Page 1

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), other than Permitted Holders or any one of them, of Equity Interests representing more than forty-nine percent (49%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) any Person (other than the Permitted Holders or any one of the Permitted Holders) having the ability to elect a majority of the Board of Directors of Holdings or the ability to vote a majority of the Total Votes, (c) Holdings and General Partner shall cease to own, directly or indirectly, all of the outstanding Equity Interests of any Borrower (other than Holdings) on a fully diluted basis; (d) Holdings shall cease to own, directly or indirectly, all of the outstanding Equity Interests of the General Partner or any other Subsidiary that is the general partner of any Credit Party, in each case, on a fully diluted basis; (e) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of General Partner or any Borrower by Persons who were neither (i) nominated by the Board of Directors of General Partner or such Borrower nor (ii) appointed by directors so nominated; or (f) the occurrence of a “Change of Control” (as such term is defined in any Indenture) or any other similar event, however denominated, under any Indenture.

“Co-Lead Arranger” means (a) J.P. Morgan, (b) so long as Wells Fargo Bank, National Association is a Lender, Wells Fargo Securities, LLC, and (c) so long as each such Person is a Lender, each of Bank of America, N.A., BMO Harris Financing, Inc., Royal Bank of Canada, Morgan Stanley Senior Funding, Inc., UBS Loan Finance LLC, and The Royal Bank of Scotland plc.

“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 10.04(b)(i); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Majority Lenders” means, at any time but subject to the terms of Section 2.19, Lenders having Credit Exposures and Unused Commitments representing more than fifty percent (50%) of the sum of the Aggregate Credit Exposure and all Unused Commitments at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing more than fifty percent (50%) of the Aggregate Credit Exposure at such time.

First Amendment to Credit Agreement – Page 2

“Material Agreements” means (a) any agreement between any Credit Party and any Affiliate of a Credit Party (other than another Credit Party), including each gathering, handling, storing, processing, transportation, pipeline and marketing agreements between any Credit Party and any such Affiliate for Midstream Services, (b) the TGGT Contribution Agreement, (c) the TGGT Holdings LLC Agreement, (d) any other contract or agreement to which any Credit Party is a party (other than the Loan Documents and the Senior Note Documents) requiring payments to be made or providing for payments to be received, in each case in excess of $5,000,000 per annum and (e) any other contract or other arrangement to which any Credit Party is a party (other than the Loan Documents and the Senior Note Documents) for which the breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness under the Senior Notes (and any Permitted Refinancing thereof) and any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any Credit Party in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party would be required to pay if such Swap Agreement were terminated at such time.

“Net Cash Proceeds” means, (A) with respect to any Disposition (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary or otherwise) by any Credit Party, the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such sale, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by Liens on such asset senior to Liens securing the Obligations and that is required to be repaid in connection with the sale thereof (other than the Loans), (ii) the out-of-pocket expenses incurred by such Credit Party in connection with such sale, (iii) all legal, title and recording tax expense and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such sale, (v) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property or other assets Disposed of in such sale and retained by such Credit Party after such sale, (vi) cash payments made to satisfy obligations resulting from early terminations of Swap Agreements in connection with or as a result of any such Disposition and (vii) any portion of the purchase price from such sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such sale or otherwise in

First Amendment to Credit Agreement – Page 3

connection with such sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to any Credit Party, and (B) with respect to any Permitted Refinancing, the cash proceeds from such refinancing net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

1.3 Additional Definitions. The following definitions shall be and they hereby are added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Consolidated Senior Secured Debt” means, as of any date, all Consolidated Funded Indebtedness that is secured by a security interest in or Lien on any assets of any Credit Party.

“Consolidated Senior Secured Debt Leverage Ratio” means, as of the last day of any period, the ratio of (A) Consolidated Senior Secured Debt as of the end of such period to (B) Consolidated EBITDA for such period.

“First Amendment Effective Date” means January 25, 2012.

“Indenture” means any indenture by and among any Credit Party, as issuer, and a trustee, pursuant to which any Senior Notes are issued, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

“Permitted Refinancing” means any Indebtedness of any Credit Party, and Indebtedness constituting Guarantees thereof by any Credit Party, incurred or issued in exchange for, or the Net Cash Proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, existing Senior Notes, in whole or in part, from time to time; provided that (a) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of Indebtedness permitted pursuant to Section 6.01(h), (b) such Permitted Refinancing does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to the date that is one year after the Maturity Date, (c) the covenant, default and remedy provisions of such Permitted Refinancing are not materially more onerous to the Credit Parties and their Subsidiaries than those imposed by such existing Senior Notes, (d) the mandatory prepayment, repurchase and redemption provisions of such Permitted Refinancing are not materially more onerous to the Credit Parties and their Subsidiaries than those imposed by such existing Senior Notes, (e) the non-default cash interest rate on the outstanding principal balance of such Permitted Refinancing does not exceed the prevailing market rate then in effect for similarly situated credits at the time such Permitted Refinancing is incurred, (f) such Permitted Refinancing is unsecured, (g) no Subsidiary of any Credit Party is required to Guarantee such Permitted Refinancing unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, and (h)

First Amendment to Credit Agreement – Page 4

to the extent such Permitted Refinancing is or is intended to be expressly subordinate to the payment in full of all of the Obligations, the subordination provisions contained therein are either (x) at least as favorable to the Secured Parties as the subordination provisions contained in such existing Senior Notes or (y) reasonably satisfactory to the Administrative Agent.

“Senior Notes” means any senior or senior subordinated notes issued by any Credit Party pursuant to and in accordance with the terms of the applicable Indenture; provided that (a) the terms of such Senior Notes do not provide for any scheduled repayment, mandatory redemption (including any required offer to redeem) or payment of a sinking fund obligation prior to the date that is one year after the Maturity Date (except for any offer to redeem such senior notes required as a result of asset sales or the occurrence of a “Change of Control” (or other similar event, however denominated) under and as defined in the applicable Indenture), (b) such Senior Notes are unsecured, (c) the non-default interest rate on the outstanding principal balance of such Senior Notes does not exceed the prevailing market rate then in effect for similarly situated credits at the time such Senior Notes are issued, (d) no Subsidiary of any Credit Party is required to Guarantee the Indebtedness evidenced by such Senior Notes unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, and (e) the terms and conditions of the applicable Indenture pursuant to which such Senior Notes are issued are reasonably satisfactory to the Administrative Agent.

“Senior Note Documents” means the Senior Notes, the Indentures and any documents or instruments contemplated by or executed in connection with any of them, in each case, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

1.4 Deleted Definition. The definitions of “Affiliate Lender” and “Majority Lender Decisions” located in Section 1.01 of the Credit Agreement shall be and they hereby are deleted in their respective entireties.

1.5 Affiliate Lenders. Section 2.20 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

Section 2.20. [Intentionally Deleted].

1.6 Each Credit Event. Clause (c) of Section 4.02 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(c) The delivery of a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower Representative certifying that after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, Holdings is in pro forma compliance with the financial covenants set forth in Section 6.14 as of the end of the most recently ended fiscal quarter for which financial statements

First Amendment to Credit Agreement – Page 5

have been delivered to the Administrative Agent and the Lenders pursuant to Section 5.01, calculated as though such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit occurred as of the first day of the trailing four fiscal quarter period ending on such date.

1.7 Indebtedness. Section 6.01 of the Credit Agreement shall be and it hereby is amended by (a) deleting the “and” located at the end of clause (g) thereof, (b) re-lettering clause (h) as clause (i), and (c) adding a new clause (h) to read as follows:

(h) unsecured Indebtedness under the Senior Notes (and any Permitted Refinancing thereof), including any Indebtedness constituting Guarantees thereof by any Credit Party; provided that at the time of and immediately after giving effect to each issuance of Senior Notes (and any Permitted Refinancing thereof), (i) no Default shall have occurred and be continuing and (ii) Holdings is in pro forma compliance with the financial covenants set forth in Section 6.14(b) as of the end of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 5.01, calculated as though such issuance of Senior Notes (and any Permitted Refinancing thereof) had been made as of the last day of the trailing four fiscal quarter period ending on the date of such financial statements; and

1.8 Dispositions. Section 6.04(a) of the Credit Agreement shall be and it hereby is amended by (a) deleting the “and” located at the end of clause (v) thereof, (b) adding the word “and” at the end of clause (vi) thereof and (c) adding a new clause (vii) to the end thereof to read as follows:

(vii) Holdings may lease the office building located at 201 W. Grand Ave., Marshall, Texas 75670 to any third party;

1.9 Restrictive Agreements. Section 6.09 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

Section 6.09. Restrictive Agreements. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower, any Guarantor or any Restricted Subsidiary or to Guarantee Indebtedness of any Borrower, any Guarantor or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions set forth in the Loan Documents and the Senior Note Documents (or any documents evidencing or relating to any Permitted Refinancing thereof), (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply

First Amendment to Credit Agreement – Page 6

to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

1.10 Consolidated Leverage Ratio. Clause (b) of Section 6.14 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(b) Consolidated Leverage Ratio. Holdings will not permit the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters then ending to be greater than:

(i) 5.50 to 1.00, in the case of any such period ended on the last day of (A) a fiscal quarter in which a Borrower or any Restricted Subsidiary makes a Specified Acquisition, or (B) the next three succeeding fiscal quarters ending after the fiscal quarter in which such Specified Acquisition was consummated, or

(ii) 5.50 to 1.00, in the case of any such period ended on the last day of a fiscal quarter in which Senior Notes are outstanding; provided that the Consolidated Senior Secured Debt Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter is not greater than 4.00 to 1.00; or

(iii) 5.00 to 1.00, in the case of any such period ended on the last day of any other fiscal quarter.

1.11 Negative Covenants. Section 6.15 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

Section 6.15. Holdings and General Partner. Neither Holdings nor General Partner shall (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its direct or indirect ownership of, or Permitted Acquisitions of, the Equity Interests of, and managing the operations of, its Subsidiaries and the issuance and registration under federal securities laws of securities and other matters incidental thereto, (ii) incur, create, assume or suffer to exist any Indebtedness except (w) Indebtedness permitted under Sections 6.01(c) and 6.01(h), (x) nonconsensual obligations imposed by operation of law, (y) obligations with respect to its repayment and/or Guarantee of the Obligations and (z) obligations with respect to its Equity Interests, (iii) create, assume or permit to exist any Lien to secure Indebtedness upon the Equity Interests of its Subsidiaries or any of its other Properties or assets (other than the Liens granted to the Administrative Agent pursuant to the Security Instruments), (iv) own, lease, manage or otherwise operate any properties or assets other than (w) the direct or

First Amendment to Credit Agreement – Page 7

indirect ownership of the Equity Interests of its Subsidiaries and other interests incidental thereto, (x) the lease of certain office space located at 12377 Merit Drive, Suite 300A, Dallas, Texas 75251, (y) the ownership or the lease to any third party of the office building located at 201 W. Grand Ave., Marshall, Texas 75670 and (z) the maintenance of certain demand deposit accounts so long as such deposit accounts (other than the BoA Collateral Account) are at all times subject to a first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties.

1.12 Negative Covenants. Article VI of the Credit Agreement shall be and it hereby is amended by adding a new Section 6.16 to the end thereof to read as follows:

Section 6.16. Senior Notes Restrictions. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, except for regularly scheduled payments of interest required under the Senior Notes, directly or indirectly, retire, redeem, defease, repurchase or prepay prior to the scheduled due date thereof any part of the principal of, or interest on, the Senior Notes (or any Permitted Refinancing thereof); provided that so long as no Default has occurred and is continuing or would be caused thereby, the Credit Parties may retire, redeem, defease, repurchase or prepay the Senior Notes with the proceeds of any Permitted Refinancing permitted pursuant to Section 6.01(h). No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, enter into or permit any modification or amendment of the Senior Note Documents the effect of which is to (a) increase the maximum principal amount of the Senior Notes or the rate of interest on any of the Senior Notes (other than as a result of the imposition of a default rate of interest in accordance with the terms of the Senior Note Documents), (b) without the consent of the Administrative Agent, change or add any event of default or any covenant with respect to the Senior Note Documents if the effect of such change or addition is to cause any one or more of the Senior Note Documents to be more restrictive on any Credit Party or any of its Restricted Subsidiaries than such Senior Note Documents were prior to such change or addition, (c) change the dates upon which payments of principal or interest on the Senior Notes are due, (d) change any redemption or prepayment provisions of the Senior Notes, (e) alter the subordination provisions, if any, with respect to any of the Senior Note Documents, (f) grant any Liens in any assets of any Credit Party or any of its Restricted Subsidiaries, or (g) permit any Subsidiary to Guarantee the Senior Notes unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder.

1.13 Notices. Section 10.01(d) of the Credit Agreement shall be and it hereby is deleted in its entirety.

1.14 Successors and Assigns. Section 10.04(b)(i) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

First Amendment to Credit Agreement – Page 8

(A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Issuing Bank; and

(C) the Administrative Agent.

1.15 Successors and Assigns. Section 10.04(b)(ii) of the Credit Agreement shall be and it hereby is amended by (a) deleting the “and” located at the end of clause (D) thereof and (b) deleting clause (E) in its entirety.

1.16 Successors and Assigns. Section 10.04(b)(iii) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 10.04(b)(ii) shall be null and void.

1.17 Successors and Assigns. Section 10.04(c)(i) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(i) Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such

First Amendment to Credit Agreement – Page 9

obligations, and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

1.18 Schedules. Schedule 1.01(A) of the Credit Agreement shall be and it hereby is amended and restated in its entirety and replaced with Schedule 1.01(A) attached hereto.

SECTION 2. New Lenders, Departing Lenders and Reallocation and Increase of Commitments. The Lenders have agreed among themselves to reallocate their respective Commitments, and to, among other things, (a) permit one or more of the Lenders to increase their respective Commitments under the Credit Agreement (each, an “Increasing Lender”), and (b) allow certain financial institutions identified by J.P. Morgan Securities LLC (“J.P. Morgan”), in its capacity as a Co-Lead Arranger, in consultation with Borrowers, to become a party to the Credit Agreement as a Lender (each, a “New Lender”) by acquiring an interest in the Aggregate Commitment. In addition, BG Atlantic Finance Limited (the “Departing Lender”) desires to assign all of its rights and obligations as a Lender under the Credit Agreement to the other Lenders and to no longer be a party to the Credit Agreement. Each of Administrative Agent and Borrowers hereby consent to (i) the reallocation of the Commitments, (ii) each New Lender’s acquisition of an interest in the Aggregate Commitment, (iii) the increase in each Increasing Lender’s Commitment and (iv) the Departing Lender’s assignment of its rights, interests, liabilities and obligations under the Credit Agreement to the other Lenders. On the date this Amendment becomes effective and after giving effect to such reallocation, assignment and increase of the Aggregate Commitment, the Commitment of the Departing Lender shall terminate and the Commitment of each Lender shall be as set forth on Schedule 1.01(A) of this Amendment. Each Lender hereby consents to the Commitments set forth on Schedule 1.01(A) of this Amendment. The reallocation of the Aggregate Commitment among the Lenders, including the assignment by the Departing Lender of all of its respective rights, interests, liabilities and obligations under the Credit Agreement to the other Lenders, shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit A to the Credit Agreement as if the Lenders, including the Departing Lender, had executed an Assignment and Assumption with respect to such reallocation; provided that in connection with such reallocation, the Departing Lender shall receive on the First Amendment Effective Date payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts

First Amendment to Credit Agreement – Page 10

payable to it under the Credit Agreement and the other Loan Documents. Administrative Agent hereby waives the $3,500 processing and recordation fee set forth in Section 10.04(b)(ii)(C) of the Credit Agreement with respect to the assignments and reallocations contemplated by this Section 2. To the extent requested by any Lender, including the Departing Lender, and in accordance with Section 2.15 of the Credit Agreement, Borrowers shall pay to such Lender, within the time period prescribed by Section 2.15 of the Credit Agreement, any amounts required to be paid by Borrowers under Section 2.15 of the Credit Agreement in the event the payment of any principal of any Eurodollar Loan or the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 2.

SECTION 3. Conditions. The amendments to the Credit Agreement contained in Section 1 of this Amendment and the reallocation of and increase in the Aggregate Commitment contained in Section 2 of this Amendment shall be effective upon the satisfaction of each of the conditions set forth in this Section 3.

3.1 Execution and Delivery. Each Credit Party, the Lenders and Administrative Agent shall have executed and delivered this Amendment.

3.2 No Default. No Default or Event of Default shall have occurred and be continuing or shall result after giving effect to this Amendment.

3.3 Fees. Borrowers, Administrative Agent and J.P. Morgan shall have executed and delivered a fee letter in connection with this Amendment, and Administrative Agent and J.P. Morgan shall have received the fees separately agreed upon in such fee letter.

3.4 Notes. The Administrative Agent shall have received promissory notes duly executed by the Borrowers for each Lender that has requested delivery of a promissory note pursuant to and in accordance with Section 2.08(f) of the Credit Agreement.

3.5 Legal Opinion. Administrative Agent shall have received a favorable written opinion (addressed to Administrative Agent and the Lenders and dated as of the effective date of this Amendment) of Haynes and Boone, L.L.P., counsel for the Credit Parties, and covering such other matters relating to the Credit Parties and this Amendment as Administrative Agent shall reasonably request.

3.6 Certificates. Administrative Agent shall have received such documents and certificates as Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of this Amendment and the transactions contemplated hereby and any other legal matters relating to the Credit Parties, this Amendment or the transactions contemplated hereby, all in form and substance satisfactory to Administrative Agent and its counsel.

3.7 Departing Lender. Borrowers shall have paid to the Administrative Agent, for the benefit of the Departing Lender, all accrued and unpaid interest and other fees (including, without limitation, any amounts required to be paid by the Borrowers under Section 2.15 of the Credit Agreement) due and payable to the Departing Lender under the Credit Agreement and the other Loan Documents.

First Amendment to Credit Agreement – Page 11

3.8 Other Documents. Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transactions provided for herein as Administrative Agent or its special counsel may reasonably request, and all such documents shall be in form and substance satisfactory to Administrative Agent.

SECTION 4. Representations and Warranties of Borrowers. To induce the Lenders to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders as follows:

4.1 Reaffirmation of Representations and Warranties/Further Assurances. After giving effect to the amendments herein, each representation and warranty of such Credit Party contained in the Credit Agreement or in any other Loan Document is true and correct in all material respects on the date hereof (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such date (without duplication of any materiality qualifier contained therein).

4.2 Corporate Authority; No Conflicts. The execution, delivery and performance by such Credit Party of this Amendment and all documents, instruments and agreements contemplated herein are within such Credit Party’s corporate or other organizational powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any court or agency of government and do not violate or constitute a default under any provision of any applicable law or other agreements binding upon such Credit Party or result in the creation or imposition of any Lien upon any of the assets of such Credit Party except for Liens permitted under Section 6.02 of the Credit Agreement.

4.3 Enforceability. This Amendment has been duly executed and delivered by each Credit Party and constitutes the valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

4.4 No Default. As of the date of this Amendment, both before and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

SECTION 5. Miscellaneous.

5.1 Reaffirmation of Loan Documents and Liens. Except as amended and modified hereby, any and all of the terms and provisions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby in all respects ratified and confirmed by each Credit Party. Each Credit Party hereby agrees that the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of any Credit Party under the Credit Agreement and the other Loan Documents or the Liens securing the payment and performance thereof. Without limiting the generality of the foregoing, (i) the Security Instruments and all of the Collateral does and shall continue to secure the payment of all Obligations on the terms and conditions set forth in the Security Instruments and (ii) each Guarantor hereby confirms and ratifies its obligations as a Guarantor under the Credit Agreement with respect to the Guaranteed Liabilities on the terms and conditions set forth in the Credit Agreement.

First Amendment to Credit Agreement – Page 12

5.2 Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.3 Legal Expenses. Each Credit Party hereby agrees to pay all reasonable fees and expenses of special counsel to Administrative Agent incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

5.4 Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.

5.5 Complete Agreement. THIS AMENDMENT, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6 Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

5.7 Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

5.8 Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York.

5.9 Reference to and Effect on the Loan Documents.

(a) This Amendment shall be deemed to constitute a Loan Document for all purposes and in all respects. Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the Credit Agreement or in any other Loan Document, or other agreements, documents or other instruments executed and delivered pursuant to the Credit Agreement to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

First Amendment to Credit Agreement – Page 13

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

[Signature Pages Follow]

First Amendment to Credit Agreement – Page 14

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

BORROWERS: TGGT HOLDINGS, LLC

By:	/s/ Ernst den Hartigh
Name: Ernst den Hartigh Title: President & General Manager

TGG PIPELINE, LTD. By: TGGT GP Holdings, LLC, its general partner

By:	/s/ Ernst den Hartigh
Name: Ernst den Hartigh Title: President & General Manager

TALCO MIDSTREAM ASSETS, LTD. By: TGGT GP Holdings, LLC, its general partner

By:	/s/ Ernst den Hartigh
Name: Ernst den Hartigh Title: President & General Manager

GUARANTOR: TGGT GP HOLDINGS, LLC

By:	/s/ Ernst den Hartigh
Name: Ernst den Hartigh Title: President & General Manager

First Amendment to Credit Agreement	Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent and Issuing Bank

By:	/s/ Kimberly A. Bourgeois
Name: Kimberly A. Bourgeois Title: Authorized Officer

First Amendment to Credit Agreement	Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent

By:	/s/ Tom K. Martin
Name: Tom K. Martin Title: Director

First Amendment to Credit Agreement	Signature Page

BANK OF AMERICA, N.A., as a Lender and as a Co-Syndication Agent

By:	/s/ Sandra M. Serle
Name: Sandra M. Serle Title: Vice President

First Amendment to Credit Agreement	Signature Page

BMO HARRIS FINANCING, INC., as a Lender and as a Co-Syndication Agent

By:	/s/ Kevin Utsey
Name: Kevin Utsey Title: Director

First Amendment to Credit Agreement	Signature Page

ROYAL BANK OF CANADA, as a Lender and as a Co-Documentation Agent

By:	/s/ Don J. McKinnerney
Name: Don J. McKinnerney Title: Authorized Signatory

First Amendment to Credit Agreement	Signature Page

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender and as a Co-Documentation Agent

By:	/s/ Michael King
Name: Michael King Title: Vice President

First Amendment to Credit Agreement	Signature Page

UBS LOAN FINANCE LLC, as a Lender and as a Co-Documentation Agent

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa Title: Associate Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans Title: Associate Director

First Amendment to Credit Agreement	Signature Page

THE ROYAL BANK OF SCOTLAND PLC, as a Lender and as a Co-Documentation Agent

By:	/s/ Sanjay Remond
Name: Sanjay Remond Title: Authorised Signatory

First Amendment to Credit Agreement	Signature Page

CITIBANK, N.A., as a Lender

By:	/s/ Phil Ballard
Name: Phil Ballard Title: Vice President

First Amendment to Credit Agreement	Signature Page

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ John Frazell
Name: John Frazell Title: Director

First Amendment to Credit Agreement	Signature Page

BNP PARIBAS, as a Lender

By:	/s/ Andrew Ostrov
Name: Andrew Ostrov Title: Director

By:	/s/ Rick Hawthorne
Name: Rick Hawthorne Title: Director

First Amendment to Credit Agreement	Signature Page

COMERICA BANK, as a Lender

By:	/s/ V. Mark Fuqua
Name: V. Mark Fuqua Title: Senior Vice President

First Amendment to Credit Agreement	Signature Page

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the First Amendment Effective Date, it is no longer a party to the Credit Agreement.

BG ATLANTIC FINANCE LIMITED, as a Departing Lender (and solely with respect to Section 2 of this Amendment)

By:	/s/ Graham Hall
Name: Graham Hall Title: Director

First Amendment to Credit Agreement	Signature Page

Annex I

CREDIT AGREEMENT

dated as of

January 31, 2011

among

TGGT HOLDINGS, LLC,

TGG PIPELINE, LTD.

and

TALCO MIDSTREAM ASSETS, LTD.,

as Borrowers

TGGT GP HOLDINGS, LLC

and

CERTAIN SUBSIDIARIES OF BORROWERS,

as Guarantors

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Co-Lead Arranger

and

WELLS FARGO SECURITIES, LLC, BANK OF AMERICA, N.A.,

BMO HARRIS FINANCING, INC., ROYAL BANK OF CANADA, MORGAN

STANLEY SENIOR FUNDING, INC., UBS LOAN FINANCE LLC, AND

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Lead Arrangers

$600,000,000 Senior Secured Credit Facility

First Amendment to Credit Agreement

Annex I